Exhibit 1
Fixed Income Investor Update - June 10 - 12, 2014 Cameco Corporation A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.
Forward-Looking Information Caution 2 This presentation includes forward-looking information, including our expectations regarding future demand for uranium, and electricity generally; the number of new reactors to be built; future world uranium production and consumption; future uranium prices; our uranium production forecasts and targets; the estimated life of our mines; 2014 forecasted sales by NUKEM; and the outcome of our tax dispute with CRA. This information involves risk and uncertainty, including the risks of unexpected disruption of our operations; changes in regulation or public perception of the safety of nuclear power plants; and an adverse outcome of our tax dispute with CRA. In addition, we have made assumptions in drawing the conclusions contained in these statements, including assumptions regarding future demand for uranium and electricity; our production levels and costs; mining conditions; expected uranium prices; our ability to continue our operations without significant disruptions; and the outcome of our tax dispute with CRA. Additional information about the material factors that could cause the results to differ materially, and the material assumptions we have made, are contained in our current Annual Information Form for the year ended December 31, 2013, and our current annual and quarterly MD&A, which are available on SEDAR. Qualified Persons Information of a scientific and technical nature: (i) concerning Cigar Lake was approved by Scott Bishop, manager, technical services, Cameco; (ii) concerning Inkai was approved by Ken Gullen, technical director, international, Cameco; and (iii) concerning McArthur River/Key Lake was approved by David Bronkhorst, vice-president mining and technology, Cameco. Each of these individuals is a qualified person for the purpose of National Instrument 43-101 of the Canadian Securities Administrators.
3 Investment Highlights One of the world's largest uranium producers Well positioned to benefit from growth in world's need for clean, reliable energy Low-cost and geographically diverse mining assets Solid financial performance with strong credit metrics Reliable revenue streams from long-term contracts with credit worthy customer base
One of the world's largest uranium producers Integrated uranium fuel supplier Owns NUKEM, one of the world's leading traders of uranium Recently divested Bruce Power for proceeds of $450M Revenue (2013): $2.4B Gross Profit (2013): $607M Total Debt: $1.3B Cash (1): $467M No. of Employees (2): 3,873 Cameco at a Glance 4 Q1 2014 Revenue Breakdown Cash, short-term investments net of bank overdraft as at March 31, 2014 As at December 31, 2013 Note: Unless specified otherwise, all dollar amounts are in Canadian dollars (CHART)
Our View of the Uranium Market 5
(CHART) World Electricity Consumption TWh Source: OECD / International Energy Agency Electricity Demand Growing We expect nuclear energy to remain an important part of the energy mix 6
Source: Cameco, 2014 New Reactors Under Construction Region / Country Operable 2014 New Shut Operable 2023 Change Under Const. 2014 Americas 125 9 8 126 1 7 Europe 136 10 16 130 (6) 4 Asia 77 14 14 77 0 9 Other* 6 16 0 22 16 4 India 21 15 0 36 15 6 China 19 59 0 78 59 29 Russia & E. Europe** 49 21 13 57 8 11 Total 433 144 51 526 93 70 *Other: Bangladesh, Iran, Pakistan, Saudi Arabia, South Africa, Turkey and the United Arab Emirates **E. Europe: Armenia, Belarus and Ukraine Over 90 net new reactors by 2023 7
(CHART) Consumption Outpaces Production Avg U consumption growth of 4% per year to 2023 8 Existing primary production excludes Cigar Lake Source: Cameco estimate World Uranium Production and Consumption million lbs U3O8 (1) (1)
New Uranium Supply Need 2014 - 2023 ~20% of demand will need to be filled by new supply 9 World U3O8 Supply and Demand million lbs U3O8 (CHART) Existing primary production excludes Cigar Lake Source: Cameco estimate (1)
Uranium Prices Uranium Prices 10 Uncertainty post-Fukushima continues to weigh on prices Excess inventories and reactor shutdowns Demand quiet; utilities covered However, increasing clarity on new builds is emerging Japan situation continues to unfold with reactors expected to progressively restart Future growth remains intact Higher prices required to incentivize new production Uranium Prices US $/lb U3O8
Business Overview 11
12 Our Global Operations
Focusing on Profitable Growth Extensive reserves & resources Long reserve life Diversified supply (CHART) Inferred Resources Proven & Probable Reserves Measured & Indicated Resources 443 M lbs 289 M lbs 391 M lbs See additional information on reserves and resources on slides 31 and 32 13
(CHART) Note: Actual production may differ from company forecasts Focusing on Profitable Growth Uranium Production Forecast million lbs U3O8 14 Our strategy remains focused on taking advantage of the long- term growth we see coming in our industry, while maintaining the ability to respond to market conditions as they evolve
McArthur River - World's Largest High-Grade Uranium Mine Expected 2014 production: 13.1 M lbs (our share) Avg ore grade 100x world average Approval to produce 21 M lbs / year at McArthur River (100% basis) CNSC granted renewal licence to 2023 Est. mine life: 2034 (based on current mineral reserves) 15
16 Cigar Lake - High-Grade Uranium Average reserve grade above 18% Expected full production: 18 M lbs per year (100% basis) (1) First mine production achieved Jet boring system performing as expected 2014 production target: 2 - 3 M lbs (100% basis) (1) Est. mine life: 15 years (based on current mineral reserves) Cameco's share is 50%
17 Inkai - In Situ Recovery Expected 2014 production: 3.0 M lbs (our share) Nuclear Co-operation Agreement signed between Canada and Kazakhstan Exploration at Block 3 Est. mine life: 2030 (based on current licence term)
18 Rabbit Lake - Operating Since 1975 Expected 2014 production: 4.1 M lbs CNSC granted a 10 year renewal licence to 2023 2nd largest uranium mill in the world Sufficient tailings capacity to support milling of Eagle Point ore until about 2018
19 US - In Situ Recovery Expected 2014 production: 2.6M lbs (Smith Ranch-Highland and Crow Butte combined) Commenced production at North Butte satellite operation Smith Ranch-Highland - together the largest uranium production facility in the United States Smith Ranch-Highland, US
20 More than Mining Integrated supplier of fuel services for nuclear power plants Refining, conversion and fuel manufacturing NUKEM - leading trader of uranium and uranium-related products 2014 forecasted sales of 9 - 11 M lbs U3O8 Exploring laser enrichment technology Port Hope 20 Fabrication
Financial Overview 21
22 All Figures in C$ Millions Solid Financial Performance Revenue Additions to PP&E EBITDA (1) (CHART) (CHART) Gross Profit (CHART) (CHART) Note: LTM figures are for the twelve months ended March 31, 2014 EBITDA does not have standardized meanings under IFRS and may not be comparable to similar measures presented by other companies. See additional information on Non- IFRS financial measures on slide 29
23 Heavily committed through 2017 Current commitments to supply ~230 million pounds Target a 40:60 ratio of fixed to market-based contracts 2013 realized price of ~$48/lb (US) vs. ~$38/lb (US) average spot market price Selectively pursuing new commitments Extensive Portfolio of Long-term Sales Contracts Note: The graph above is not a forecast of prices Cameco expects to receive. The prices Cameco actually realizes will be different from the prices shown in the graph. It is designed to indicate how our March 31, 2014 portfolio of long-term contracts would respond to different spot prices. Please refer to Cameco's MD&A for the quarter ended March 31, 2014 for details on assumptions regarding sales, deliveries, pricing and inflation which are not forecasts but used to create the graph Expected Realized Uranium Price Sensitivity Under Various Spot Price Assumptions
24 Select Credit Metrics Total Debt / EBITDA (1) Total Debt / Total Capital EBITDA / Interest Expense (1) (CHART) (CHART) Note: LTM figures are for the twelve months ended March 31, 2014 EBITDA does not have standardized meanings under IFRS and may not be comparable to similar measures presented by other companies. See additional information on Non- IFRS financial measures on slide 29 (CHART)
Since 2008, the Canada Revenue Agency (CRA) has disputed the offshore marketing company structure and related transfer pricing methodology we used for certain intercompany uranium sale and purchase agreements, and issued notices of reassessment for our 2003 through 2009 tax returns Assuming the CRA continues to re-assess on the same basis as 2003 through 2009 and is successful, we estimate that cash taxes and transfer pricing penalties would be between $1.25 billion and $1.3 billion for the taxation years 2003 through 2013. In addition, we estimate there would be interest and instalment penalties applied that would be material to us Tax legislation requires we pay, at the time of reassessment, 50% of the cash taxes and related interest and penalties. The table below includes actual amounts paid and estimated future payments: 25 C$ Millions 2003 - 2013 2014(2) 2015 - 2016 2017 - 2023 Total 50% of cash taxes and transfer pricing penalties payable in the period(1) 37 155 - 175 410 - 435 0 - 25 625 - 650 These amounts do not include interest and instalment penalties, which totaled approximately $72 million to June 10, 2014 These amounts include $102 million already paid to June 10, 2014 Note: We are updating our disclosure on the CRA case to reflect developments since our management's discussion and analysis for the first quarter of 2014, primarily our receipt from the CRA of the reassessment for the 2009 taxation year and the making of associated payments to the CRA We expect to be successful and recover the amounts remitted to CRA, including $211 million already paid to date The case on the 2003 reassessment is expected to go to trial in 2015. If this timing is adhered to, we expect to have a Tax Court decision by 2016 CRA Dispute
26 Investment Highlights One of the world's largest uranium producers Well positioned to benefit from growth in world's need for clean, reliable energy Low-cost and geographically diverse mining assets Solid financial performance with strong credit metrics Reliable revenue streams from long-term contracts with credit worthy customer base
Supplemental Information 27
28 Summary Financial Information 28 (1) LTM figures are for the twelve months ended March 31, 2014 (2) EBITDA calculated based on reported Earnings from Operations adjusted for disposition of assets, impairment charges, and depreciation and amortization. See additional information on Non-IFRS financial measures on slide 29 (3) Non-IFRS measure; net earnings attributable to equity holders adjusted for derivatives, impairment charges on non-producing properties, NUKEM inventory write-down, loss on exploration properties, gain on interest in BPLP, and income taxes on adjustments. See additional information on Non-IFRS financial measures on slide 29 (4) Net of bank overdraft (5) Total debt calculated as short-term and long-term debt (6) Total capital defined as book value of equity plus total debt Note: No adjustments to historical figures for sale of Bruce Power interest unless otherwise noted
29 Non-IFRS measures Adjusted net earnings and EBITDA are measures that do not have a standardized meaning or a consistent basis of calculation under IFRS (non-IFRS measure). We use these measures as a more meaningful way to compare our financial performance from period to period. We believe that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate our performance. Adjusted net earnings is our net earnings attributable to equity holders, adjusted to better reflect the underlying financial performance for the reporting period. The adjusted earnings measure reflects the matching of the net benefits of our hedging program with the inflows of foreign currencies in the applicable reporting period, and adjusted for impairment charges on non- producing properties, NUKEM inventory write-down, loss on exploration properties, and income taxes on adjustments. Adjusted net earnings is non-standard supplemental information and should not be considered in isolation or as a substitute for financial information prepared according to accounting standards. We have defined EBITDA as Earnings from Operations adjusted for disposition of assets, impairment charges and depreciation and amortization. Other companies may calculate these measures differently, so you may not be able to make a direct comparison to similar measures presented by other companies. (1) We do not apply hedge accounting for our portfolio of foreign currency forward sales contracts. However, we have adjusted our gains or losses on derivatives to reflect what our earnings would have been had hedge accounting been in place
30 Capital Expenditures Cameco's Share in C$ Millions 2014 Plan 2015 Plan 2016 Plan Total uranium & fuel services 495 400 - 450 500 - 550 Sustaining capital 115 160 - 175 220 - 240 Capacity replacement capital 135 150 - 170 165 - 175 Growth capital 245 90 - 105 115 - 135
31 Mineral Reserves Proven and Probable (tonnes in thousands; pounds in millions) Please see the mineral reserves and resources section of our annual information form for more information about our McArthur River, Inkai and Cigar Lake mineral reserve and resource estimates. As at December 31, 2013 (100% basis - only the second last column shows Cameco's share). Estimates in the above table use an average uranium price of $63.75 (US)/lb U3O8 and are based on an average exchange rate of $1.00 US=$1.05 Cdn. Totals may not add up due to rounding.
32 Mineral Resources Measured and Indicated (tonnes in thousands; pounds in millions) Inferred (tonnes in thousands; pounds in millions) Please see the mineral reserves and resources section of our annual information form for more information about our McArthur River, Inkai and Cigar Lake mineral reserve and resource estimates. As at December 31, 2013 (100% basis - only the last column shows Cameco's share). Mineral resources do not include amounts that have been identified as mineral reserves. Mineral resources do not have demonstrated economic viability. Totals may not add up due to rounding.
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